Exhibit 99.1

Financial Report

April - June 2013

Sales growth and operating margin better than expected

(Stockholm, July 19, 2013) – – – For the three month period ended June 30, 2013, Autoliv Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the world leader in automotive safety – reported consolidated sales of $2,198 million, an operating margin, excluding costs for antitrust investigations and capacity alignments, of 9.1%, and an organic sales growth of close to 6% (non-U.S. GAAP measure, see enclosed reconciliation table).

Cash flow from operations was $192 million and operating income was $194 million, including $6 million in costs for antitrust investigations and capacity alignment. Income before taxes was $193 million and net income was $139 million. Earnings Per Share (EPS) grew by 8% to $1.44, assuming dilution.

For the third quarter, Autoliv’s organic sales are expected to grow by close to 6%. The operating margin is expected to be around 8.5%, excluding costs for antitrust investigations and capacity alignments.

The indication for 2013 full year organic sales growth is now around 4%, reaching the upper end of the previously communicated range of 2 to 4%. The operating margin indication of around 9%, excluding costs for antitrust investigations and capacity alignments, is unchanged.

Comments from Jan Carlson, President and CEO

“Autoliv had a solid quarter achieving record sales and a solid operating margin. The global vehicle production developed slightly better than anticipated, and through good execution, and high deliveries to well performing vehicle platforms we were able to benefit from the increase. During the quarter Autoliv held a Capital Market Day outlining future strategies for growth, and it is especially pleasing to see the key strategic growth areas of active safety, and new growth markets, specifically China, performing well.

In our new growth area of active safety, organic sales grew by more than 70%. This strong performance gives further confidence that we are on track to achieve our target of $500 million in active safety sales in 2015. We also continue to benefit from our long-term presence in China. We had another quarter with double digit sales growth, largely driven by the Chinese OEMs. This focus on safety from leading Chinese car manufacturers is an important trend for the future and Autoliv is well positioned to continue to benefit from it.

European sales in the quarter were stronger than expected, driven by an unexpected increase in vehicle production and high sales to premium European car makers. However, we remain cautious regarding Europe, as we don’t see any improvement in vehicle production or overall economic recovery in the region and the adjustment of our European production footprint is taking longer than previously expected.

We enter the second half of the year guided by our business plan outlined at the Capital Market Day in May and with a sharp focus on continued execution of our strategies.”

An earnings conference call will be held at 2:30 p.m. (CET) today, July 19. To follow the webcast, or obtain the pin code and phone number, please access www.autoliv.com. The conference call slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 – Report 2013

Market Overview

During the quarter April-June 2013, global Light Vehicle Production (LVP) is estimated by IHS to have increased by more than 3% compared to the same quarter of 2012. This was almost 2 percentage points (pp) better than the IHS expectation in April.

In Europe, where Autoliv generates more than 30% of its sales, LVP is estimated to have grown by 1%. This was 4 pp better than the IHS expectation in April. The improvement comes from Western Europe, where LVP is estimated to have grown by 2% compared to the 3.5% decline expected at the beginning of the quarter.

In the Americas, which constitutes roughly 35% of Autoliv’s sales, LVP increased by 9%, almost 4 pp better than expected by IHS in April. In North America the increase was 6%, almost 2 pp higher than previous expectations. In South America the increase was 22%, a 13 pp improvement compared to April estimates.

In China, which accounts for close to 15% of Autoliv’s sales LVP grew by 10%, which was almost 2 pp more than previously expected.

In Japan, which accounts for almost 10% of Autoliv’s sales, LVP declined by around 10%, 3 pp less than expected.

In the Rest of Asia (RoA), which represents approximately 10% of Autoliv’s sales, LVP declined by 1%, compared to 2% growth expected in April. The biggest difference was in India, where LVP decreased by 6% compared to a previously expected increase of 3%, and other Asia, primarily Thailand and Indonesia, which showed 5% growth compared to 9% expected in April.

Consolidated Sales

Compared to the second quarter of 2012 consolidated sales increased by 5% to $2,198 million. The sales growth was negatively impacted by $7 million from a divestiture in 2012 and more than $3 million from adverse currency effects. Excluding these negative effects the organic sales* increase was close to 6%. This organic sales* growth compares favorably to the expectation of approximately 3% communicated in our April guidance.

The main reasons that Autoliv beat its guidance were better than expected vehicle production in Europe, Japan and North America along with a favourable model mix for Autoliv with premium brands in Europe.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) increased by close to 4% to $1,420 million. Excluding negative currency effects, airbag sales grew by more than 4% organically. Sales were particularly strong in China. Knee airbags continued their rapid growth with a 90% increase, due to ramp ups in North America and Europe.

Sales of seatbelt products increased by close to 4% to $693 million. Positive currency effects of around 1% were offset by a similar negative effect from a small divestiture. Hence, organic sales grew in line with consolidated sales. The strongest growth was in China, with both global and local manufacturers. Sales were also driven by a 12% organic sales increase in active seatbelts.

Sales of active safety products (automotive radars, night vision systems and vision camera with driver assist systems) grew more than 70% to $85 million. This strong growth was primarily driven by the continued roll-out of Collision Prevention Assist (CPA) across most Mercedes´ platforms and growing, as well as, new radar business with GM’s Chevrolet, Cadillac, GMC and Buick brands.

Sales by Region

Consolidated sales from Autoliv’s European companies increased by 5% to $709 million. This included positive currency effects of over 2% and a 1% negative effect from a divestiture in 2012, resulting in an organic sales* growth of 4%. Autoliv’s strong performance primarily resulted from a good model mix with premium brands such as BMW, Jaguar Land Rover and Mercedes as well as strong sales for several Ford models, the Peugeot 2008 and Renault’s Clio, where Autoliv has a high delivery value per vehicle.

Consolidated sales from Autoliv’s companies in the Americas increased by 8% to $788 million. Organically sales* increased by 7%. In North America Autoliv’s strong growth was mainly due to the Mercedes’ CPA being rolled out across most platforms, strong sales for Mercedes’ GL, Ford’s Fusion, Jeep’s Patriot and Compass, the ramp up of Cadillac’s ATS and new radar business for Cadillac’s SRX.

Consolidated sales from Autoliv’s companies in China increased by close to 18% to $320 million. Excluding positive currency effects organic sales* growth was close to 16%. This continued strong performance in China was driven by strong vehicle demand for high Autoliv content vehicles, especially with Chinese OEMs such as Great Wall’s Haval H6, Geely’s Emgrand and Jianghuai Auto’s Refine S5. Ramp up of Ford’s Kuga, Hyundai’s Santa Fe and VW’s Lavida were also strong sales drivers.

Consolidated sales from Autoliv’s companies in Japan declined by close to 24% to $161 million. Excluding a dramatic 20% negative currency effect, organic sales* declined by 4%. The decline was seen for almost all customers, however Autoliv outperformed the LVP due to low or no content on the sharpest declining platforms. Autoliv’s decline was mainly due to volume decreases for Honda and ramp down of Suzuki’s Wagon R.

Consolidated sales from Autoliv’s companies in RoA increased by 8% to $220 million. Excluding a 2% positive effect from currencies, organic sales* increased by 6%. This was primarily driven by the ramp up of high Autoliv content vehicles in Thailand such as Mitsubishi’s Mirage.

Q2 – Report 2013

Earnings

For the second quarter of 2013 gross profit amounted to $431 million and gross margin to 19.6%, compared to $422 million and 20.2%, respectively during the same quarter last year. The decline in gross margin was mainly due to changes in production footprint for growth, operational inefficiencies in Europe and adverse currency effects.

Operating income was $194 million, or 8.8% of sales, compared to $190 million, or 9.1% of sales for the same period one year ago. Antitrust and capacity alignment costs of $6 million reduced the operating margin by 0.3 pp. Excluding these costs, operating margin was 9.1%* for the quarter compared to our guidance of “around 8.5%”. The better than expected outcome is due to the higher than expected organic sales growth in the quarter.

Income before taxes improved by $10 million to $193 million, mainly due to the improved operating income and the positive unrealized currency effects of cash and loans of about $4 million and lower interest expense net of about $1 million. Net income attributable to controlling interest was $139 million, compared to $126 million for the second quarter of 2012. The effective tax rate was 27.6% compared to 30.8% for the same quarter of 2012. Last year unfavorable mix and catch up adjustment increased the tax rate by 2.5 pp, discrete tax items were immaterial. This year discrete tax items, net decreased the effective tax rate by 1.0 pp, but unfavorable mix and catch up adjustment increased the tax rate by 1.2 pp.

Earnings Per Share (EPS) assuming dilution improved by $0.11, or 8%, to $1.44, due to a lower effective tax rate, 6 cent, and favorable interest expense and other financial items, net, 5 cent. The weighted average number of shares outstanding assuming dilution increased by less than 1% to 96.0 million from 95.1 million during the same quarter of 2012.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $192 million compared to $219 million for the same period last year.

Cash flow before financing* amounted to $103 million compared to $138 million during the same quarter 2012. Capital expenditures, net of $88 million were $18 million more than depreciation and amortization expense in the quarter and $3 million more than capital expenditures during the same quarter 2012. Capital expenditures, net were 4.0% of sales, basically unchanged compared to the second quarter of 2012.

Operating working capital* increased to 8.0% of sales compared to 7.7% at the end of the previous quarter. The Company has a target that working capital in relation to last 12 month sales should not exceed 10%.

Account receivables decreased in relation to sales to 72 days outstanding from 73 days at the end of the previous quarter, but increased from 69 days on June 30, 2012. Days inventory outstanding decreased to 29 days from 30 days on March 31, 2013 and June 30, 2012 respectively.

The Company’s net cash position* increased by $59 million during the quarter to $432 million on June 30, 2013. Gross interest-bearing debt was down $9 million to $624 million. During the quarter the Company paid out dividends of $48 million.

During the quarter total equity increased by $83 million to $3,906 million due to net income of $139 million, common stock incentives of $9 million and pension liabilities of $2 million, offset by dividends of $48 million and adverse currency effects of $19 million.

Launches in the 2nd Quarter:

Mercedes’ new S-Class: Driver airbag with steering wheel, pelvic restraint cushion, active seatbelts with pretensioners, belt-bag, battery cut-off switch, night vision and radar system.

Chevrolet’s new Silverado; Driver airbag with steering wheel and side airbags.

Jeep’s new Cherokee; Inflatable curtains, side airbags, seatbelt with pretensioners and radar system.

Acura’s new MDX; Driver airbag with steering wheel, passenger airbag, knee airbag, side airbags and radar system.

Land Rover’s new Range Rover Sport; Passenger airbag, side airbags, active seatbelts with pretensioners and safety electronics.

Infiniti’s new Q50; Passenger airbag, inflatable curtains and side airbags.

Mitsubishi’s new eK Wagon/eK Custom; Driver airbag with steering wheel and seatbelts with pretensioners.

Nissan’s new Versa Note: Inflatable curtains and side airbags.

Maserati’s new Ghibli: Inflatable curtains, side airbags, seatbelts with pretensioners and battery cut-off switch.

First Six Months 2013

Market Overview First Six Months

During the six-month period from January – June 2013, global LVP is estimated by IHS to have increased by over 1%.

In Europe, LVP decreased by 4%. In Western Europe the decline was 5%, while LVP in Eastern Europe decreased by more than 1%.

In the Americas, LVP increased by 6%. In North America the increase was almost 4% and in South America 15%.

In China, LVP grew by over 12% and in the Rest of Asia by 2%.

In Japan LVP declined by more than 13% after the rebound in the same period in 2012 partly due to the build-up phase after the 2011 tsunami.

Consolidated Sales

For this year’s first six months, consolidated sales increased by close to 2% to $4,333 million, compared to the same period in 2012. Sales was negatively impacted by $22 million from adverse currency effects and by $17 million from a divestiture in 2012. Excluding these negative effects the organic sales* increase was more than 2%.

Sales of airbag products were virtually flat at $2,803 million. Excluding adverse currency effects organic sales grew by just over 1%.

Sales of seatbelt products were also virtually flat at $1,382 million. Excluding the negative effects from a minor divestiture, organic sales grew by 1%.

Sales of active safety products increased to $148 million. Excluding a positive currency effect of close to 1% organic sales increased by 52%.

Sales from Autoliv’s European companies decreased by more than 2% to $1,394 million. Excluding the negative effect from a small divestiture in 2012 and positive currency effects, organic sales* decreased by 3%.

Sales from Autoliv’s companies in the Americas increased by close to 6% to $1,545 million. Excluding positive currency effect the organic sales* growth was 5%.

Sales from Autoliv’s companies in China increased by over 21% to $627 million, including positive currency effects of close to 2% resulting in organic sales* growth of 20%. This strong development was driven by high content on local OEM vehicles in combination with a good mix of Autoliv content with the global OEMs, and the rapid increase in light vehicle production.

Sales from Autoliv’s companies in Japan decreased by 26%, to $332 million, including negative currency effects of over 16%. The organic sales* decrease was 10%.

Sales from Autoliv’s companies in the Rest of Asia increased by 6% to $435 million, including a positive currency effect of 2%. Organic sales* grew by 4%. The growth was primarily driven by an increase for models with high Autoliv content ramping up in Thailand.

Earnings

Gross profit amounted to $845 million and gross margin to 19.5% compared to $863 million and 20.2%, respectively, in the first six months of 2012. The decline in gross margin was mainly due to changes in production footprint for growth, operational inefficiencies in Europe and adverse currency effects.

Operating income increased by $33 million to $376 million. Operating margin increased by 0.6 pp to 8.7% due to $46 million lower costs for capacity alignments and $13 million lower costs for antitrust investigations. Excluding these costs operating margin was 8.9%*.

Income before taxes increased by $39 million to $363 million, which was $6 million more than the increase in operating income mainly due to lower interest expense.

Net income attributable to controlling interest amounted to $262 million compared to $227 million for the same period in 2012. Income tax expense was $98 million. The effective tax rate was 27.1% compared to 29.6% for the same six month period last year. Discrete tax items, net decreased the tax rate in 2013 by 0.7 pp. Mix effect in 2013 was favorable compared to 2012.

Earnings Per Share (EPS) amounted to $2.73 assuming dilution compared to $2.40 for the same period 2012. EPS was positively affected by 47 cent from lower costs for antitrust investigations and capacity alignments and by 10 cent from a lower effective tax rate. This was partly offset by a 20 cent decrease from lower underlying operating profit and by a 4 cent decrease from having a higher number of shares outstanding. The average number of outstanding shares increased by 2% to 95.9 million assuming dilution.

Cash Flow and Balance Sheet

Operations generated $333 million in cash and $158 million before financing* compared to $317 million and $157 million, respectively for the same period in 2012. Capital expenditures net amounted to $174 million and depreciation and amortization to $139 million compared to $164 million and $136 million, respectively, in the same period last year.

The Company’s net cash position* increased to $432 million on June 30, 2013 from $361 million six months earlier, despite dividend payments of $96 million. Gross interest bearing debt decreased by $9 million to $624 million.

Total equity increased by $130 million, due to $265 million from net income, $13 million from common stock incentives and $3 million from pension liabilities. This was partially offset by dividends of $96 million and negative currency effects of $55 million.

Q2 – Report 2013

Headcount

Compared to the end of the previous quarter, total headcount (permanent employees and temporary personnel) increased by 1,495 persons to 53,555 on June 30, 2013. Of these additions more than 1,300 were in low cost countries. Currently, 72% of total headcount are direct workers in manufacturing, 70% are in low cost countries and 18% are temporary personnel. A year ago these ratios were 71%, 67% and 20% respectively.

Outlook

For the third quarter Autoliv’s organic sales are expected to grow by close to 6% compared to the same quarter of 2012. The consolidated sales growth is expected to be around 5%, negatively impacted by currency effects of close to 1%. The operating margin is expected to be around 8.5%, excluding costs for antitrust investigations and capacity alignments.

The indication for 2013 full year organic sales growth is now around 4%, reaching the upper end of the previously communicated range of 2% to 4%. The operating margin indication remains unchanged at around 9%, excluding costs for antitrust investigations and capacity alignments, as the negative effects from operational inefficiencies are expected to offset the benefit from the slightly higher organic sales.

The costs for the capacity alignment program are expected to be in the $25 to $50 million range previously communicated. As in previous guidance for the full year we expect the effective tax rate to be around 27% (excluding any discrete items), operations to generate approximately $0.7 billion of cash flow and capital expenditures to be around 4.5% of sales.

Other Significant Events

•

This report includes a negative effect in Q2 consolidated sales of about $7 million from the divestiture in June 2012 of the non-core business of Autoliv Mekan AB, which had annual sales of approximately $37 million.

•	Dr. Wolfgang Ziebart has been appointed Group Engineering Director at Jaguar Land Rover. As a result, he will resign from the Board of Directors of Autoliv, effective July 31, 2013.

•

To meet the strong demand for airbags in China and other Asian markets, the Company will invest around $50 million in a new textile center in China. The textile center will consist of a weaving plant, an airbag cushion plant and a development center for airbag cushions and textiles.

•	The construction of an airbag manufacturing plant in Chonburi, east of Bangkok was started.

•	The first deliveries of Autoliv’s new Stereo Vision Sensing (SVS) system are expected to start in 2015.
•

Autoliv held a Capital Market Day on May 14th and updated its long-term targets and outlined strategies for growth which included the near-term business plan and expected effects of the revised debt limitation policy.

•

On July 16, 2013 the European Investment Bank (EIB) and Autoliv AB, a Swedish subsidiary, signed a financing commitment agreement giving Autoliv AB access to a loan of up to €200 million. Under the commitment, Autoliv AB may, during the next 18-month period, draw loans with a maturity of up to 7 years in either fixed rate (0.26%) or floating rate (equal to the relevant interbank rate, plus a spread determined at time of loan) tranches at the election of Autoliv AB. The funds, if utilized, would help finance R&D projects over the next three years.

Annual General Meeting of Stockholders

At the Annual General Meeting (AGM) of Stockholders on May 7, sufficient votes in favor were received to approve the following proposals:

•	The re-election of Mr. Robert W. Alspaugh, Mr. Bo I. Andersson and Dr. Wolfgang Ziebart as directors for a regular three-year term ending at the Annual General Meeting in 2016,

•	The non-binding resolution to approve the Company’s 2012 executive compensation; and

•	The ratification of the appointment of Ernst & Young AB as Autoliv’s independent auditing firm for the fiscal year ending December 31, 2013.

Dividend

The Company will pay, as previously announced, a quarterly dividend of 50 cents per share for the third quarter on Thursday, September 5, 2013 to Autoliv stockholders of record on the close of business on Wednesday, August 21, 2013.

The ex-date when the shares will trade without the right to the dividend will be Monday, August 19, 2013.

Next Report

Autoliv intends to publish the quarterly report for the third quarter 2013 on Thursday, October 24.

Footnotes

•	Non-U.S. GAAP measure, see enclosed reconciliation table

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report to stockholders, Form 10-K annual report, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q2 – Report 2013

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; changes in general industry or regional market conditions; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions;

customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; fluctuation in vehicle production schedules; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Report – Second quarter 2013

Key Ratios

	Quarter April - June		First 6 months		Latest 12	Full year
	2013	2012	2013	2012	months	2012

Earnings per share, basic	$1.45	$1.35	$2.74	$2.48	$5.43	$5.17
Earnings per share, diluted1)	$1.44	$1.33	$2.73	$2.40	$5.41	$5.08
Total parent shareholders’ equity per share	$40.61	$37.38	$40.61	$37.38	$40.61	$39.36
Cash dividend paid per share	$0.50	$0.47	$1.00	$0.92	$1.97	$1.89
Operating working capital, $ in millions2)	667	554	667	554	667	579
Capital employed, $ in millions3)	3,474	3,298	3,474	3,298	3,474	3,415
Net (cash) debt, $ in millions2)	(432)	(283)	(432)	(283)	(432)	(361)

Gross margin, %4)	19.6	20.2	19.5	20.2	19.5	19.9
Operating margin, %5)	8.8	9.1	8.7	8.1	8.9	8.5

Return on total equity, %6)	14.4	14.4	13.8	13.2	13.9	13.6
Return on capital employed, %7)	22.6	23.0	22.1	21.0	21.9	21.3

Average no. of shares in millions1)	96.0	95.1	95.9	94.4	95.8	95.1
No. of shares at period-end in millions8)	95.7	95.4	95.7	95.4	95.7	95.5
No. of employees at period-end9)	44,151	39,947	44,151	39,947	44,151	41,747
Headcount at period-end10)	53,555	49,832	53,555	49,832	53,555	50,962
Days receivables outstanding11)	72	69	73	68	76	66
Days inventory outstanding12)	29	30	30	29	31	30

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Net income relative to average total equity. 7) Operating income and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Consolidated Statements of Net Income

(Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest 12	Full year
	2013	2012	2013	2012	months	2012
Net sales
Airbag products	$1,420.0	$1,371.2	$2,803.0	$2,793.3	$5,401.7	$5,392.0
Seatbelt products	693.0	668.3	1,381.6	1,377.5	2,660.6	2,656.5
Active safety products	84.5	49.3	147.9	96.9	269.2	218.2

Total net sales	2,197.5	2,088.8	4,332.5	4,267.7	8,331.5	8,266.7

Cost of sales	(1,767.0)	(1,666.7)	(3,487.7)	(3,404.5)	(6,703.7)	(6,620.5)

Gross profit	430.5	422.1	844.8	863.2	1,627.8	1,646.2

Selling, general & administrative expenses	(97.0)	(93.9)	(192.9)	(187.5)	(372.1)	(366.7)
Research, development & engineering expenses, net	(130.4)	(126.9)	(259.5)	(253.2)	(461.7)	(455.4)
Amortization of intangibles	(5.0)	(5.1)	(10.2)	(9.7)	(20.7)	(20.2)
Other income (expense), net	(4.1)	(5.8)	(5.8)	(69.1)	(35.2)	(98.5)

Operating income	194.0	190.4	376.4	343.7	738.1	705.4

Equity in earnings of affiliates, net of tax	1.9	1.4	3.6	3.5	8.2	8.1
Interest income	0.7	0.7	1.6	1.5	3.5	3.4
Interest expense	(8.3)	(9.2)	(16.2)	(21.7)	(36.2)	(41.7)
Other financial items, net	4.4	(0.9)	(2.6)	(3.5)	(5.7)	(6.6)

Income before income taxes	192.7	182.4	362.8	323.5	707.9	668.6

Income taxes	(53.3)	(56.2)	(98.3)	(95.9)	(185.4)	(183.0)

Net income	$139.4	$126.2	$264.5	$227.6	$522.5	$485.6

Less; Net income attributable to non-controlling interest	0.7	(0.2)	2.3	0.7	4.1	2.5
Net income attributable to controlling interest	$138.7	$126.4	$262.2	$226.9	$518.4	$483.1

Earnings per share1)	$1.44	$1.33	$2.73	$2.40	$5.41	$5.08

1)	Assuming dilution and net of treasury shares.

Report – Second quarter 2013

Consolidated Balance Sheets

(Dollars in millions)

	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Assets
Cash & cash equivalents	$1,042.4	$990.5	$977.7	$908.2	$917.3
Receivables, net	1,716.5	1,674.5	1,509.3	1,577.4	1,570.0
Inventories, net	617.1	613.5	611.0	623.4	595.7
Other current assets	219.1	170.6	191.2	193.3	199.6

Total current assets	3,595.1	3,449.1	3,289.2	3,302.3	3,282.6

Property, plant & equipment, net	1,244.6	1,230.9	1,232.8	1,194.9	1,133.4
Investments and other non-current assets	321.1	337.8	341.3	293.0	281.9
Goodwill assets	1,602.7	1,604.3	1,610.8	1,610.3	1,604.1
Intangible assets, net	87.1	92.2	96.2	101.7	105.2

Total assets	$6,850.6	$6,714.3	$6,570.3	$6,502.2	$6,407.2

Liabilities and equity
Short-term debt	$183.8	$72.1	$69.8	$158.1	$171.3
Accounts payable	1,128.5	1,076.9	1,055.9	1,055.2	1,074.8
Other current liabilities	804.9	795.0	724.1	758.7	787.3

Total current liabilities	2,117.2	1,944.0	1,849.8	1,972.0	2,033.4

Long-term debt	440.2	561.0	562.9	497.4	472.9
Pension liability	258.3	256.9	255.4	199.5	195.7
Other non-current liabilities	129.1	129.4	126.1	131.7	124.3

Total non-current liabilities	827.6	947.3	944.4	828.6	792.9

Total parent shareholders’ equity	3,886.1	3,803.9	3,758.6	3,685.5	3,565.6
Non-controlling interest	19.7	19.1	17.5	16.1	15.3

Total equity	3,905.8	3,823.0	3,776.1	3,701.6	3,580.9

Total liabilities and equity	$6,850.6	$6,714.3	$6,570.3	$6,502.2	$6,407.2

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter April - June		First 6 months		Latest 12	Full year
	2013	2012	2013	2012	months	2012
Net income	$139.4	$126.2	$264.5	$227.6	$522.5	$485.6
Depreciation and amortization	69.8	69.0	139.4	135.7	276.9	273.2
Other, net	10.9	18.8	24.6	24.4	10.0	9.8
Changes in operating assets and liabilities	(28.3)	4.6	(95.9)	(71.1)	(104.9)	(80.1)

Net cash provided by operating activities	191.8	218.6	332.6	316.6	704.5	688.5

Capital expenditures, net	(88.2)	(85.2)	(174.2)	(163.6)	(371.0)	(360.4)
Acquisitions of businesses and other, net	(0.3)	4.6	(0.4)	4.2	(2.4)	2.2

Net cash used in investing activities	(88.5)	(80.6)	(174.6)	(159.4)	(373.4)	(358.2)

Net cash before financing1)	103.3	138.0	158.0	157.2	331.1	330.3

Net increase (decrease) in short-term debt	112.9	(25.6)	115.8	(6.7)	2.7	(119.8)
Issuance of long-term debt	0.0	6.4	0.0	6.4	92.1	98.5
Repayments and other changes in long-term debt	(113.7)	(4.1)	(114.3)	(8.4)	(115.3)	(9.4)
Dividends paid	(47.8)	(44.8)	(95.6)	(85.0)	(188.2)	(177.6)
Common stock options exercised	7.1	4.1	9.1	9.8	12.2	12.9
Common stock issue, net	—	106.3	—	106.3	—	106.3
Dividend paid to non-controlling interests	(0.4)	(0.8)	(0.4)	(0.8)	(0.4)	(0.8)
Other, net	0.3	(0.5)	0.8	(0.9)	0.3	(1.4)
Effect of exchange rate changes on cash	(9.8)	6.3	(8.7)	0.2	(9.4)	(0.5)

Increase in cash and cash equivalents	51.9	185.3	64.7	178.1	125.1	238.5

Cash and cash equivalents at period-start	990.5	732.0	977.7	739.2	917.3	739.2

Cash and cash equivalents at period-end	$1,042.4	$917.3	$1,042.4	$917.3	$1,042.4	$977.7

1)	Non-GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Report – Second quarter 2013

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	June 30 2013	March 31 2013	December 31 2012	September 30 2012	June 30 2012
Total current assets	$3,595.1	$3,449.1	$3,289.2	$3,302.3	$3,282.6
Total current liabilities	(2,117.2)	(1,944.0)	(1,849.8)	(1,972.0)	(2,033.4)

Working capital	1,477.9	1,505.1	1,439.4	1,330.3	1,249.2

Cash and cash equivalents	(1,042.4)	(990.5)	(977.7)	(908.2)	(917.3)
Short-term debt	183.8	72.1	69.8	158.1	171.3
Derivative asset and liability, current	0.0	(1.3)	0.0	4.6	6.0
Dividends payable	47.8	47.8	47.7	47.7	44.8

Operating working capital	$667.1	$633.2	$579.2	$632.5	$554.0

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. Included in the DRD is also the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair values that are offset by DRD reported in other balance sheet captions.

	June 30 2013	March 31 2013	December 31 2012	September 30 2012	June 30 2012
Short-term debt	$183.8	$72.1	$69.8	$158.1	$171.3
Long-term debt	440.2	561.0	562.9	497.4	472.9

Total debt	624.0	633.1	632.7	655.5	644.2

Cash and cash equivalents	(1,042.4)	(990.5)	(977.7)	(908.2)	(917.3)
Debt-related derivatives	(13.8)	(15.7)	(15.8)	(12.1)	(10.1)

Net (cash) debt	$(432.2)	$(373.1)	$(360.8)	$(264.8)	$(283.2)

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter April – June

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	3.8	$25.8	6.5	$47.3	(4.2)	$(8.9)	15.6	$42.5	6.1	$12.4	5.7	$119.1
Currency effects	2.4	16.3	1.6	11.5	(19.5)	(41.1)	1.9	5.2	2.3	4.6	(0.2)	(3.5)
Acquisitions/divestitures	(1.0)	(6.9)	—	—	—	—	—	—	—	—	(0.3)	(6.9)

Reported change	5.2	$35.2	8.1	$58.8	(23.7)	$(50.0)	17.5	$47.7	8.4	$17.0	5.2	$108.7

First 6 months January – June

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	(2.9)	$(41.4)	4.8	$70.2	(9.7)	$(43.8)	19.8	$102.2	4.0	$16.5	2.4	$103.7
Currency effects	1.7	24.0	0.8	11.3	(16.6)	(74.5)	1.6	8.6	2.1	8.3	(0.5)	(22.3)
Acquisitions/divestitures	(1.2)	(16.6)	—	—	—	—	—	—	—	—	(0.4)	(16.6)

Reported change	(2.4)	$(34.0)	5.6	$81.5	(26.3)	$(118.3)	21.4	$110.8	6.1	$24.8	1.5	$64.8

Report – Second quarter 2013

ITEMS AFFECTING COMPARABILITY

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter April - June 2013			Quarter April - June 2012
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$199.6	$(5.6)	$194.0	$196.0	$(5.6)	$190.4
Operating margin, %	9.1	(0.3)	8.8	9.4	(0.3)	9.1
Income before taxes	$198.3	$(5.6)	$192.7	$188.0	$(5.6)	$182.4
Net income	$143.2	$(3.8)	$139.4	$131.6	$(5.4)	$126.2
Return on capital employed, %	23.2	(0.6)	22.6	23.3	(0.3)	23.0
Return on total equity, %	14.8	(0.4)	14.4	14.8	(0.4)	14.4
Earnings per share, diluted 2)	$1.48	$(0.04)	$1.44	$1.39	$(0.06)	$1.33

	First 6 months 2013			First 6 months 2012
	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments 1)	Reported U.S. GAAP
Operating income	$386.5	$(10.1)	$376.4	$412.9	$(69.2)	$343.7
Operating margin, %	8.9	(0.2)	8.7	9.7	(1.6)	8.1
Income before taxes	$372.9	$(10.1)	$362.8	$392.7	$(69.2)	$323.5
Net income	$271.5	$(7.0)	$264.5	$278.9	$(51.3)	$227.6
Capital employed	$3,481	$(7)	$3,474	$3,349	$(51)	$3,298
Return on capital employed, %	22.6	(0.5)	22.1	24.9	(3.9)	21.0
Return on total equity, %	14.1	(0.3)	13.8	16.0	(2.8)	13.2
Earnings per share, diluted 2)	$2.81	$(0.08)	$2.73	$2.95	$(0.55)	$2.40
Total parent shareholders’ equity per share	$40.68	$(0.07)	$40.61	$37.91	$(0.53)	$37.38

1) Capacity alignment and antitrust investigations. 2) Assuming dilution and net of treasury shares.